Exhibit 99.1

         Speedway Motorsports Reports Record Results For The Three and
                      Nine Months Ended September 30, 2005


   CONCORD, N.C.--(BUSINESS WIRE)--Nov. 2, 2005--Speedway Motorsports, Inc.
(SMI) (NYSE:TRK) today reported record results for the three and nine months ended September 30, 2005. Third quarter 2005 results include total revenues of $79.1 million, net income of $4.4 million and diluted earnings per share of $0.10. Nine month 2005 results include total revenues of $390.6 million, net income of $74.0 million and diluted earnings per share of $1.67.

   Third Quarter Comparison

   For the third quarter 2005 as compared to 2004:

   --  total revenues increased 11% or $8.1 million to $79.1 million;

   --  net income increased $8.9 million to $4.4 million;

   --  diluted earnings per share increased $0.20 to $0.10;

   -- non-GAAP(a) net income increased 58% or $1.6 million to $4.4 million; and

   --   non-GAAP(a) diluted earnings per share increased 67% or $0.04 to $0.10.

   Year-to-Date Comparison

   For the nine month 2005 period as compared to 2004:

   -- total revenues increased 9% or $32.6 million to $390.6 million;

   --  net income increased 23% or $13.8 million to $74.0 million;

   --  diluted earnings per share increased 21% or $0.29 to $1.67;

   -- non-GAAP(a) net income increased 10% or $6.6 million to $74.0 million; and

   --   non-GAAP(a) diluted earnings per share increased 8% or $0.13 to $1.67.

   (a) The non-GAAP results exclude a third quarter 2004 after tax charge of $7.3 million or $0.16 per diluted share related to the resolution of the Ferko litigation with NASCAR and International Speedway Corporation (ISC). A reconciliation of GAAP and non-GAAP results is provided below.

   GAAP and Non-GAAP Reconciliation

   The following financial information is presented using other than generally accepted accounting principles ("non-GAAP") and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting GAAP basis amounts for an item presented on the consolidated income statement net of income taxes. Because the adjustment relates to a charge for the Ferko litigation settlement, management believes such information is useful and meaningful to investors, and is used by management, to assess the Company's core operations.
   This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered alternatives to operating income (loss), net income (loss) or diluted earnings (loss) per share determined in accordance with GAAP.



                                        Three Months    Nine Months
                                       Ended Sept 30:  Ended Sept 30:
                                       -------------------------------
                                         2005    2004    2005    2004
                                        ------ ------- ------- -------
                                       (in thousands, except per share
                                                   amounts)
Net Income (Loss)                      $4,402 $(4,498)$73,954 $60,114
Non-GAAP adjustment for Ferko
 litigation settlement, net of tax (1)     --   7,278      --   7,278
                                        ------ ------- ------- -------
Non-GAAP Net Income                    $4,402 $ 2,780 $73,954 $67,392
                                        ====== ======= ======= =======

Diluted Earnings (Loss) Per Share      $ 0.10 $ (0.10)$  1.67 $  1.38
Non-GAAP adjustment for Ferko
 litigation settlement (1)                 --    0.16      --    0.16
                                        ------ ------- ------- -------
Non-GAAP Diluted Earnings Per Share    $ 0.10 $  0.06 $  1.67 $  1.54
                                        ====== ======= ======= =======

   (1) Represents a third quarter 2004 charge associated with the settlement of litigation between SMI, NASCAR and ISC resolving a lawsuit filed by Francis Ferko, as a SMI shareholder, against NASCAR and ISC. The Company was named as a necessary party to the lawsuit since the lawsuit was brought on the Company's behalf by a shareholder. Applicable law required SMI to reimburse the plaintiff for litigation expenses incurred in successfully bringing this suit on behalf of SMI.

   2005 Third Quarter Highlights

   Third quarter highlights include Bristol Motor Speedway again hosting sold-out capacity crowds at its Sharpie 500 NASCAR NEXTEL Cup Series, and record attendance at its Food City 250 NASCAR Busch Series, racing events. Other third quarter highlights include Las Vegas Motor Speedway hosting large crowds at its Hurricane Relief 400 Champ Car World Series and Las Vegas 350 NASCAR Craftsman Truck Series racing events, and Infineon Raceway hosting strong attendance at its new Argent Mortgage Indy Racing League racing event. Changes in racing schedules can lessen the comparability of operating results between quarterly financial statements of successive years.
   Formation of Motorsports Authentics Joint Venture with
International Speedway Corporation
   As previously announced, in August 2005, the Company and ISC entered into an equally-owned joint venture operating under the name Motorsports Authentics to produce, market and sell motorsports licensed merchandise. Also announced was the entry by Motorsports Authentics into a definitive agreement to purchase Action Performance Companies, Inc. (Action) for $13.00 per common share, or approximately $245 million, in cash. The acquisition is expected to close by December 31, 2005 subject to certain conditions including Action shareholder approval and obtaining consents and certificates from various counterparties to Action's material contracts. Action is the leader in design, promotion, marketing and distribution of licensed merchandise with products including a broad range of motorsports related die-cast replica collectibles, apparel, gifts and other memorabilia. Approximately 70% of Action's 2004 product sales are related to NASCAR-sanctioned motorsports due to its license agreements with many top teams and drivers.
   The Company uses the equity method of accounting for its 50% ownership in Motorsports Authentics. As of September 30, 2005, the Company's share of the operating results of Motorsports Authentics was not significant.

   Atlanta Motor Speedway Tornado Damage Update

   On July 6, 2005, a tornado struck Atlanta Motor Speedway causing significant damage to its facilities. The 2005 results reflect a $500,000 pre-tax charge based on the Company's assessment of damages, established restoration plans and insurance coverage. Further losses, if any, are not expected to exceed insurance coverage limits. Restoration progressed sufficiently to allow AMS to conduct its NASCAR NEXTEL Cup Series and other races as scheduled in October 2005.

   2005 Earnings Guidance Reaffirmed

   The Company reiterated these third quarter 2005 earnings are consistent with its previous full year 2005 guidance of $2.15 to $2.25 per diluted share.

   Stock Repurchase Program

   During the nine months ended September 30, 2005, the Company has repurchased 180,000 shares of common stock for approximately $6.6 million under its previously announced stock repurchase program authorizing the repurchase of up to 1.0 million shares.
   "Our record third quarter 2005 results reflect Bristol Motor Speedway's highest attendance ever at its NASCAR NEXTEL Cup and Busch Series events, as well as the ongoing increases in company-wide sponsorship, luxury suite rentals, advertising and other corporate revenues," stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. "Despite rising fuel prices with the effects of Hurricanes Katrina and Rita, ticket sales for our comparable fourth quarter 2005 racing events are near or above last year's levels with corporate promotional spending and marketing interest trending well ahead of last year. We are excited about teaming with International Speedway Corporation to form Motorsports Authentics. This joint venture allows us the opportunity to strategically market and distribute motorsports licensed merchandise, and provides us significant growth opportunities for increasing business synergies and expanding long-term marketing alliances."
   "The continuing growth in spectator interest and marketing appeal of motorsports is shown by new highs in the 2005 season broadcast television and cable ratings with sizable year-over-year increases for the NASCAR NEXTEL Cup and Busch Series," stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. "Restoration for tornado damage has turned Atlanta Motor Speedway into a state-of-the-art facility located in one of the nation's top media markets. These features, along with the recent expansion of various roadways surrounding and leading into AMS, provide tremendous long-term marketing opportunities for us as well as advertisers and broadcasters. We are well positioned for strong growth visibility in 2006 and beyond with these and other factors such as the strong interest developing in Texas Motor Speedway's new NASCAR triple header weekend, our event and official sponsorships for 2006 which are trending well ahead of this year, and merchandising opportunities from Motorsports Authentics."
   Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 710 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.
   This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, petroleum and other commodity markets and associated profit margins, stock repurchases, financing needs, insurance, litigation, taxes and economic conditions. These factors and other factors, including those contained in
Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.
   Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 800-818-5264 for US and Canadian calls or 913-981-4910 for International calls. The reference number is 5651304. A web-cast of the call can be accessed at the Company's website at www.gospeedway.com. To listen to a playback of the call, you may dial 888-203-1112 (US or Canada) or 719-457-0820 (International) beginning after 12:00 noon (ET) November 2nd through midnight (ET) November 6th. The reference number is 5651304. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Communications and General Counsel.


Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Nine Months Ended September 30, 2005 and 2004 (In thousands except per share amounts)

                            Three Months Ended     Nine Months Ended
                         ---------------------------------------------
INCOME STATEMENT DATA     9/30/2005  9/30/2004   9/30/2005  9/30/2004
------------------------- ---------- ----------- ---------- ----------

REVENUES:
  Admissions             $   26,982 $   25,888  $  133,705 $  128,692
  Event related revenue      28,719     23,225     119,557    106,904
  NASCAR broadcasting
   revenue                   13,659     11,611     105,337     88,930
  Other operating
   revenue                    9,744     10,239      32,012     33,466
------------------------- ---------- ----------- ---------- ----------
     Total Revenues          79,104     70,963     390,611    357,992
------------------------- ---------- ----------- ---------- ----------
EXPENSES AND OTHER:
  Direct expense of
   events                    20,240     16,548      71,601     64,397
  NASCAR purse and
   sanction fees              9,949      9,072      70,604     63,113
  Other direct operating
   expense                    7,890      9,638      27,217     30,182
  General and
   administrative            17,972     16,915      55,619     51,006
  Depreciation and
   amortization               9,569      8,969      28,141     26,746
  Interest expense, net       5,551      6,014      16,479     14,342
  Ferko litigation
   settlement                     -     11,800           -     11,800
  Other expense
   (income), net                728       (582)        (88)    (2,807)
------------------------- ---------- ----------- ---------- ----------
     Total Expenses and
      Other                  71,899     78,374     269,573    258,779
------------------------- ---------- ----------- ---------- ----------
Income (Loss) Before
 Income Taxes                 7,205     (7,411)    121,038     99,213
Income Tax Provision
 (Benefit)                    2,803     (2,913)     47,084     39,099
------------------------- ---------- ----------- ---------- ----------
NET INCOME (LOSS)        $    4,402    ($4,498) $   73,954 $   60,114
------------------------- ---------- ----------- ---------- ----------


BASIC EARNINGS (LOSS)
 PER SHARE               $     0.10     ($0.10) $     1.68 $     1.39
Weighted average shares
 outstanding                 43,942     43,468      43,913     43,211

DILUTED EARNINGS (LOSS)
 PER SHARE               $     0.10     ($0.10) $     1.67 $     1.38
Weighted average shares
 outstanding                 44,240     43,724      44,195     43,529

Major NASCAR-sanctioned
 Events Held During
 Period                           2          2          14         13

Significant Race
 Schedule Changes:
   - Atlanta Motor Speedway held one NASCAR Busch Series racing event in the first quarter 2005 that was held in the fourth quarter 2004.
   - Infineon Raceway hosted a new Indy League Racing event in the third quarter 2005.



BALANCE SHEET DATA                              9/30/2005  12/31/2004
----------------------------------------------- ---------- -----------

Cash and cash equivalents                      $  256,168 $   216,731
Total current assets                              366,572     288,025
Property and equipment, net                       961,058     913,987
Goodwill and other intangible assets, net         161,274     157,917
Total assets                                    1,538,587   1,398,343

Deferred race event income, net                   103,611      99,589
Total current liabilities                         187,811     142,887
Revolving credit facility borrowings               50,000      50,000
Total long-term debt                              430,306     427,149
Total liabilities                                 832,684     765,018
Total stockholders' equity                     $  705,903 $   633,325
----------------------------------------------- ---------- -----------


    CONTACT: Speedway Motorsports, Inc.
             Lauri Wilks, 704-455-3239